Loeb & Loeb LLP

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[Date]

Prime Acquisition Corp. No. 322, Zhongshan East Road Shijiazhuang Hebei Province, 050011 People’s Republic of China	DRAFT

Re:           Registration Statement of Prime Acquisition Corp.

Ladies and Gentlemen:

We have acted as United States counsel to Prime Acquisition Corp., a Cayman Islands corporation (the “Company”), in connection with the Registration Statement on Form F-1 under the Securities Act of 1933, as amended (the “Securities Act”), filed on [           ], 2011 (Registration Number [   -      ]), as amended through the date hereof (the “Registration Statement”).

As United States counsel to the Company, we have reviewed the Registration Statement.  In rendering this opinion, we have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us.  We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Taxation—United States Federal Income Taxation.”

This opinion is based upon the existing provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof.  Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein.  Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion.  If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable.  We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Prime Acquisition Corp.
[Date]

This opinion is issued solely in connection with the original issuance of securities by the Company pursuant to the Registration Statement, and may not be relied on for any other purpose.  This opinion may not be reproduced, quoted, circulated or referred to in any other document, without our prior written consent, which may be withheld in our sole discretion.

Our opinion is not binding on the IRS or a court.  The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter relating to the offering pursuant to the Registration Statement.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as United States counsel to the Company under the captions “Risk Factors,” “Taxation—United States Federal Income Taxation” and “Legal Matters” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Loeb & Loeb LLP